Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MDxHealth SA

Herstal, Belgium

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 25, 2022, in the Registration Statement (Form F-3) and related Prospectus of MDxHealth, SA dated December 19, 2022.

BDO Réviseurs d’Entreprises SRL

On behalf of it,

/s/ Bert Kegels
Bert Kegels

Zaventem, Belgium

December 19, 2022